Exhibit 99.1

SBA ANNOUNCES OFFERING OF $500 MILLION OF SENIOR NOTES BY SBA

TELECOMMUNICATIONS

BOCA RATON, Fla., July 20, 2009 (GlobeNewswire via COMTEX News Network) — SBA Communications Corporation (“SBA”) (Nasdaq:SBAC) announced today that its wholly owned subsidiary SBA Telecommunications, Inc. (“Telecommunications”), intends to offer, in a private offering, $500 million of Senior Notes, some of which will be due 2016 and some of which will be due 2019 (collectively, the “Notes”), which will be guaranteed on a senior, unsecured basis by SBA.

Telecommunications intends to use the net proceeds from this offering to (1) repay the 2005 CMBS Certificates issued by its subsidiary and the related prepayment consideration, (2) repurchase prior to maturity or repay at maturity SBA’s outstanding 0.375% Senior Convertible Notes due 2010 and (3) repay a portion of the principal amount outstanding under the Optasite Credit Facility. Concurrently with the closing of the offering, Telecommunications intends to use cash on hand to repay the remaining amounts outstanding under the Optasite Credit Facility and terminate the facility and repay amounts outstanding under its Senior Credit Facility.

The Notes will be offered only to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States under Regulation S under the Securities Act. The Notes have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. Telecommunications and SBA have agreed to file a registration statement with the Securities and Exchange Commission pursuant to which Telecommunications will either offer to exchange the Notes for substantially similar registered notes or register the resale of the Notes. This press release does not and will not constitute an offer to sell any of the Notes or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses — site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 45,000 antenna sites in the United States.

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements regarding Telecommunications’ intention to issue the Notes and its intended use of the net proceeds. These forward-looking statements may be affected by risks and uncertainties in SBA’s business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in SBA’s

Securities and Exchange Commission filings, including SBA’s report on Form 10-K filed with the Commission. SBA wishes to caution readers that certain important factors may have affected and could in the future affect SBA’s actual results and could cause SBA’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of SBA, including the risk that the offering of the Notes cannot be successfully completed. SBA undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 226-9232 or visit our website at www.sbasite.com.